EXHIBIT 5.1

Stradling Yocca Carlson & Rauth

Professional Corporation

Attorneys at Law

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

August 18, 2004

Micro Therapeutics, Inc.

2 Goodyear

Irvine, CA 92618

Re:	Micro Therapeutics, Inc., Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-3, (the “Registration Statement”) being filed by Micro Therapeutics, Inc., a Delaware corporation (“Micro Therapeutics”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 6,848,163 shares of Micro Therapeutics’ Common Stock, $0.001 par value (the “Common Stock”), issued to certain purchasers upon exchange of Exchangeable Promissory Notes issued in connection with a Note Purchase Agreement dated June 25, 2004, among Micro Therapeutics and the purchasers named therein. The shares of Common Stock may be offered for resale from time to time by and for the account of the selling stockholders as named in the Registration Statement.

We have reviewed the corporate actions of Micro Therapeutics in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that the 6,848,163 shares of Common Stock covered by the Registration Statement have been duly authorized and validly issued, and are fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement, including any amendment thereto.

Very truly yours,

/s/  STRADLING YOCCA CARLSON & RAUTH

Stradling Yocca Carlson & Rauth